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                                                                    EXHIBIT 99.3


                                                                       [6/12/97]



                                                               [_________], 1997


                           EXCHANGE AGENT AGREEMENT
                           ------------------------

First Union National Bank of Virginia
One James Center
Richmond, Virginia 23219

Ladies and Gentlemen:

     Tultex Corporation, a Virginia corporation (the "Issuer") proposes to make an offer (the "Exchange Offer") to exchange up to $75,000,000 aggregate principal amount of its 9 5/8% Senior Notes due 2007 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like amount of its outstanding 9 5/8% Senior Notes due 2007 (the "Old Notes"), of which $75,000,000 aggregate amount is outstanding. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus dated [_________ ], 1997 (the "Prospectus"), a copy of which is attached to this Agreement as Attachment A, proposed to be distributed
                                       ------------
to all record holders of the Old Notes. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Prospectus.

     The Issuer hereby appoints First Union National Bank of Virginia to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to First Union National Bank of Virginia.

     The Exchange Offer is expected to be commenced by the Issuer on or about [___________], 1997. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Notes to accept the Exchange Offer, and contains certain instructions with respect to the Exchange Offer.

     The Exchange Offer shall expire at 5:00 p.m., Richmond time, on [___________], 1997 or on such later date or time to which the Issuer may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Issuer expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you no later than 9:00 a.m., Richmond time, on the next business day after the previously scheduled Expiration Date.
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     The Issuer expressly reserves the right to amend or terminate the Exchange
Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer." The Issuer will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

          1. You will perform such duties and only such duties as are specifically described in the section of the Prospectus captioned "The Exchange Offer" and as specifically set forth herein and such duties which are necessarily incidental thereto; and shall generally act in good faith in the performance of your undertakings hereunder. The Issuer acknowledges that you are also acting as agent of the tendering security holders under terms of the Letter of Transmittal.

          2. You will establish an account with respect to the Old Notes at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus or, if you already have established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, you will identify such preexisting account to be used in the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

          3. You are to examine each of the Letters of Transmittal, certificates for Old Notes and confirmations of book-entry transfers into your account at the Book-Entry Transfer Facility and any Agent's Message or other documents delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal and any such other documents are fully executed and properly completed in accordance with instructions set forth therein and (ii) the Old Notes have otherwise been properly tendered in accordance with the Letters of Transmittal. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

          4. With the approval of the President and Chief Executive Officer, the Executive Vice President and General Counsel or the Vice President and Chief Financial Officer of the Issuer (such approval, if given orally, to be confirmed in writing) or any other

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person designated by any such officer of the Issuer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.

          5. Tenders of Old Notes may be made only as set forth in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering" or in the Letter of Transmittal, and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

          Notwithstanding the provisions of this paragraph 5, Old Notes which the Issuer or any person designated by the Issuer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

          6. You shall advise the Issuer with respect to any Old Notes delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Notes.

          7.  You shall accept tenders:

          (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

          (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority to so act is submitted; and

          (c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

          You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the transfer agent for split-up and return any untendered Old Notes to the holder (or to such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

          8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will notify you (such notice if given orally, to be promptly confirmed in writing) of the Issuer's acceptance, promptly after the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Issuer, will exchange such Old Notes for Exchange Notes pursuant to the applicable provisions of the Indenture dated as of April 15, 1997 (the "Indenture"), among the Issuer, First Union National Bank of Virginia, as trustee, and subsidiaries of the Issuer as Guarantors, and cause such Old Notes to be canceled. Delivery of Exchange Notes will be made on behalf of the Issuer by you at the rate of $1,000 principal amount at maturity of Exchange Notes for each $1,000 principal amount at

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maturity of the Old Notes tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Notes by the Issuer; provided, however, that in all cases, Old Notes tendered pursuant to
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the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or in lieu thereof an Agent's Message), any other required document and compliance with the applicable requirements of the Indenture. You shall issue Exchange Capital Securities only in any integral multiples of $1,000.

          9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date.

          10. The Issuer shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Issuer not to exchange any Old Notes tendered shall be given (such notice, if given orally, shall be promptly confirmed in writing) by the Issuer to you.

          11. If, pursuant to the Exchange Offer, the Issuer does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect the appropriate book-entry transfer of the unaccepted Old Notes), and return any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

          12. All certificates for reissued Old Notes or for unaccepted Old Notes shall be forwarded by (a) first-class mail, return receipt requested, under a blanket surety bond protecting you, the Issuer from loss or liability arising out of the non-receipt or non- delivery of such certificates or (b) by registered mail insured separately for the replacement value of such certificates.

          13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

          14.  As Exchange Agent hereunder you:

          (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of Old Notes, and will

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not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

          (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

          (c) shall not be liable to the Issuer for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, willful misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

          (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

          (e) may rely on and shall be protected in acting upon written or oral instructions from any designated officer of the Issuer or person designated by any such officer with respect to the Exchange Offer;

          (f) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes; and

          (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel.

          15. You shall take such action as may from time to time be requested by the Issuer or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Company or the Issuer, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Issuer will furnish you with sufficient copies of such documents at your request. All other

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requests for information relating to the Exchange Offer shall be directed to
Suzanne H. Wood, Vice President and Chief Financial Officer, Tultex Corporation, 101 Commonwealth Boulevard, Martinsville, Virginia 24401; (540) 632-2961.

          16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Issuer and Hunton & Williams, counsel for the Issuer, and such other person or persons as they may request, daily, and more frequently if reasonably requested, up to and including the Expiration Date, as to the principal amount of the Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received and items covered by Notices of Guaranteed Delivery. In addition, you will also inform, and cooperate in making available to, the Issuer or any such other person or persons as the Issuer requests from time to time prior to the Expiration Date of such other information as they, or he reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Issuer and such person as the Issuer may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Issuer shall have received information in sufficient detail to enable them to decide whether to extend the Exchange Offer. You shall prepare a list of persons from information available to you who failed to tender or whose tenders were not accepted and the aggregate principal amount of Old Notes not tendered or Old Notes not accepted and deliver said list to the Issuer at least seven days prior to the Expiration Date. You shall also prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Notes accepted and deliver said list to the Issuer.

          17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

          18. For services rendered as Exchange Agent hereunder you shall be paid a fee of $[ ] and you shall be reimbursed for your expenses (including fees and expenses of your counsel, which fees are expected under normal circumstances to be not in excess of $[ ], incurred in connection with the Exchange Offer.

          19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal attached hereto and further acknowledge that you have examined each of them to the extent necessary to perform your duties hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.


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          20. The Issuer agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys's fees, arising out of or in connection with the acceptance or administration of your duties hereunder, including, without limitation, in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Issuer
                                             --------  -------
shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful breach of this Agreement, willful misconduct or bad faith. In no case shall the Issuer be liable under this indemnity with respect to any claim against you unless the Issuer shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or commencement of action. The Issuer shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Issuer so elects, the Issuer shall assume the defense of any suit brought to enforce any such claim. In the event that the Issuer shall assume the defense of any such suit, the Issuer shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Issuer shall retain counsel reasonably satisfactory to you to defend such suit. You shall not compromise or settle any such action or claim without the consent of the Issuer.

          21. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

          22. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together constitute one and the same agreement.

          23. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          24. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

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          25. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

          If to the Issuer:

          Tultex Corporation
          101 Commonwealth Boulevard
          Martinsville, Virginia  24401
          Facsimile: 540/632-8000
          Attention: Kathy H. Rogers, Corporate Secretary

          With a copy to:

          Hunton & Williams
          951 East Byrd Street
          Riverfront Plaza, East Tower
          Richmond, Virginia  23219
          Facsimile: 804/788-8218
          Attention: Lathan M. Ewers, Jr.

          If to the Exchange Agent:

          First Union National Bank of Virginia
          One James Center, 2nd Floor
          Richmond, Virginia 23219
          Facsimile: 804/788-9661
          Attention: Dante M. Monakil, Vice President

          26. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 18 and 20 shall survive the termination of this Agreement. Except as provided in Section 17, upon any termination of this Agreement, you shall promptly deliver to the Issuer any funds or property (including, without limitation, Letters of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

          27. This Agreement shall be binding and effective as of the date hereof.

          Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

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

                                   TULTEX CORPORATION



                                   By:
                                      --------------------
                                      Name:  Suzanne H. Wood
                                      Title: Vice President and
                                             Chief Financial Officer

Accepted as the date
first above written:

FIRST UNION NATIONAL BANK OF VIRGINIA



By:
   ------------------------
    Name:  Dante M. Monakil
    Title:  Vice President

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